Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 27, 2006, which appears in the 2006 Annual Report to Shareholders of Amish Naturals, Inc. (formerly Amish Pasta Company, Inc.). We also consent to the references to our Firm under the caption “Experts” in the prospectus.

/s/ KELLY & COMPANY

Kelly & Company
Costa Mesa, California
August 20, 2007